UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2007

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On June 26, 2007, Olin Corporation (“Olin”) entered into a $100,000,000 aggregate principal amount 364-day revolving credit facility (the “$100,000,000 Credit Facility”) and a $150,000,000 aggregate principal amount 364-day revolving credit facility (the “$150,000,000 Credit Facility” and, together with the $100,000,000 Credit Facility, the “Credit Facilities”) with a syndicate of lenders and Citibank, N.A., as administrative agent.  The $100,000,000 Credit Facility matures on June 24, 2008 or, if earlier, upon (a) an increase in the commitments under Olin’s existing revolving credit facility and (b) the establishment by Olin of an accounts receivable securitization program.  The $150,000,000 Credit Facility matures on June 24, 2008.  Subject to specified exceptions, commitments and amounts outstanding under the Credit Facilities will be reduced and repaid upon Olin’s receipt of net proceeds from the issuance of equity or the incurrence of indebtedness.

The obligations under the Credit Facilities are obligations of Olin, are not guaranteed by any subsidiary of Olin and are unsecured.  Borrowings under the Credit Facilities will bear interest at a per annum rate equal to, at Olin’s election, a base rate or the London interbank offered rate plus an interest rate spread determined by reference to a pricing grid based on Olin’s total leverage ratio.

Borrowings under the Credit Facilities are subject to the satisfaction of customary conditions, including the accuracy of representations and warranties and the absence of defaults and, in the case of the initial borrowing, the satisfaction of the conditions to the closing of Olin’s previously announced acquisition of all of Pioneer Companies, Inc.’s outstanding common stock.

The Credit Facilities contain customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in Olin’s existing revolving credit facility.  Olin’s obligations under the Credit Facilities may be accelerated upon customary events of default, including non−payment of principal or interest, breaches of covenants, cross−defaults to other material debt and specified bankruptcy events.

Olin intends to use the proceeds of borrowings under the Credit Facilities for general corporate purposes, including payment of a portion of the purchase price of Olin’s previously announced acquisition of all of Pioneer Companies, Inc.’s outstanding common stock.  As of the close of business on June 28, 2007, there were no borrowings outstanding under the Credit Facilities.

The Credit Facilities are in addition to Olin’s existing revolving credit facility, which will remain available to Olin in accordance with its terms.

The foregoing description of the Credit Facilities does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Facilities, which are attached as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included under Item 1.01.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1
$100,000,000 Credit Agreement dated as of June 26, 2007, among Olin Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and Citigroup Global Markets Inc., as lead arranger.

10.2
$150,000,000 Credit Agreement, dated as of June 26, 2007, among Olin Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and Citigroup Global Markets Inc., as lead arranger.

IMPORTANT LEGAL INFORMATION

Pioneer Companies, Inc. (“Pioneer”) intends to file with the SEC a proxy statement and other related documents regarding the proposed acquisition of Pioneer by Olin.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PIONEER, THE PROPOSED ACQUISITION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Pioneer’s common stock seeking their approval of the proposed acquisition.  This communication is not a solicitation of a proxy from any security holder of Pioneer.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Pioneer Corporate Office, 700 Louisiana Street, Suite 4300, Houston Texas, 77002, (713) 570-3200 (phone), (713) 225-6475 (fax), Attention: Gary Pittman.

Pioneer, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition.  Such persons may have interests in the proposed acquisition, including interests resulting from holding options or shares of Pioneer stock.  Olin may also be deemed a participant in such solicitation by virtue of its execution of the merger agreement relating to the proposed acquisition.  Information regarding Pioneer’s directors and executive officers is available in the proxy statement filed with the SEC by Pioneer on April 19, 2007.  Information regarding Olin’s directors and executive officers is available in the proxy statement filed with the SEC by Olin on March 2, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

By:	/s/ George H. Pain
Name: George H. Pain
Title: Vice President, General
Counsel and Secretary

Date:  June 29, 2007

EXHIBIT INDEX

10.1
$100,000,000 Credit Agreement dated as of June 26, 2007, among Olin Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and Citigroup Global Markets Inc., as lead arranger

10.2
$150,000,000 Credit Agreement, dated as of June 26, 2007, among Olin Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and Citigroup Global Markets Inc., as lead arranger